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                                                                    EXHIBIT 14.1

[Zygo'r' LOGO]

Code of Business
Conduct and Ethics

February 20, 2004

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1. Policy Statement

The NASDAQ corporate governance rules require each listed company to provide a code of conduct for its officers, employees and directors. This Code of Business Conduct and Ethics reflects the Company's commitment to conduct business in an honest and ethical manner. In this regard, each of you, the individuals who work for or serve the Company, is an extension of the Company. Our commitment to honesty and ethical conduct only can be achieved if you, individually, accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may compromise the Company's reputation or integrity must be avoided. While the Company realizes that not every situation is black or white, the key to compliance with this Code is exercising good judgment. This means following both the letter and the spirit of this Code and all applicable laws, doing the "right" thing, and acting ethically at all times, even when the law or this Code may not address specifically the issue at hand. When you are faced with a business situation where you must determine the proper cause of action, you should ask yourself the following questions:

o Is my action the "right" thing to do?

o Would I want my actions reported on the nightly news?

o What would my family, friends or neighbors think of my actions?

o Will my actions have a negative impact on the Company?

o Am I following the spirit, as well as the letter, of any applicable law or Company policy?

We rely in part on our Managers to set an example for other employees and to supervise the actions of others. Every manager and supervisor is expected to take any action necessary to ensure compliance with this Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with this Code. No one has the authority to order another employee to act contrary to this Code.

2. Conflicts of Interest and Corporate Opportunities

You must avoid any situation in which your personal interests conflict or even appear to conflict with the Company's interests. You owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises in the course of your employment or service. You should NEVER compromise any of the Company's legitimate interests.

You must perform your duties to the Company in an honest and ethical manner. You must handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You should avoid situations in which your immediate family, financial or other personal interests conflict, or even appear to conflict, with those of the


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Company. You may not engage in activities that compete with the Company or place the Company's interests at risk. You should not take, for your own benefit, opportunities discovered in the course of employment that may otherwise benefit the Company. The following are examples of actual or potential conflicts:

o you, or a member of your immediate family, receive improper personal benefits (including but not limited to the receipt of gifts) as a result of your position in the Company;

o you use the Company's property for your personal benefit;

o you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

o you work simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

o you, or a member of your immediate family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

o you, or a member of your immediate family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

o you, or a member of your immediate family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm's-length basis);

o you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken; or

o you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Neither you, nor members of your immediate family, are permitted to solicit or accept gifts, payments, special favors or other consideration from customers, suppliers or competitors.

The existence of a conflict is not always readily apparent. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with higher levels of management or the Company's Disclosure Control Committee and/or follow the procedures described in Sections 9 and 10 of this Code. If you become involved in a situation that gives rise to an actual conflict, you must inform higher levels of management or the Company's Disclosure Control Committee of the conflict. Our Disclosure Control Committee is identified in Section 10 of this Code.

3. Confidentiality

All confidential information concerning the Company is the property of the Company and must be protected.


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Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

Examples of confidential information include, but are not limited to: the Company's trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and the acquisition, loss or changes of or to existing or potential major contracts, orders, suppliers, customers or finance sources.

The Company's Nondisclosure and Assignment of Inventions Agreement, which each officer, employee and director has signed upon commencement of employment or service with the Company, may contain additional restrictions on the disclosure of information, which you also must continue to adhere to.

Your obligation with respect to confidential information extends beyond your activities in the workplace. In that respect, it applies to communications with your immediate family members and continues to apply even after your employment or director relationship with the Company terminates.

4. Insider Trading

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company.

Under both federal law and Company policy, you are not permitted to purchase or sell Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public.

Generally, material information is information that would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You are not allowed to trade in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It also is illegal to recommend a stock to (i.e., "tip") someone else on the basis of such information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Company's Compliance Officer. Directors, officers and certain other employees of the Company are subject to additional responsibilities under the Company's insider trading compliance policy, a copy of which has been provided to each such director, officer and employee, and which can be obtained from the Company's Compliance Officer.

5. Fair Dealing

Our goal is to conduct our business with integrity.

You should make every effort to deal honestly with the Company's customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone


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through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

o bribery or payoffs to induce business or breaches of contracts by others;

o acquiring a competitor's trade secrets through bribery or theft; or

o making false, deceptive or disparaging claims or comparisons about competitors or their products or services.

6. Protection and Proper Use of Company Assets

You should endeavor to protect the Company's assets and ensure their proper use.

Company assets, both tangible and intangible, are to be used solely for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company's operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), internet access, and other Company resources to certain employees for the purpose of achieving the Company's business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company's computers or e-mail systems of any Company machine. You may not use any Company resource for any illegal purpose, or in any manner that is contrary to the Company's policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any Company computer, any software, third party content or database without receiving the prior written permission of the Information Technology Department to do so. You must refrain from transferring any data or information to any Company computer other than for Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the Company's Chief Financial Officer.

7. Compliance with Laws and Regulations

The Company seeks to comply with both the letter and spirit of the laws and regulations in all countries in which it operates.

The Company is committed to total compliance with the laws and regulations of the cities, states and countries in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Various federal, state and local laws and regulations define and establish obligations with which the Company, its officers, employees, directors and agents


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must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company's business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. Any violation of these laws may subject you to immediate disciplinary action, up to and including termination of your employment or affiliation with the Company.

8. Ethics Obligations for Employees with Financial Reporting Responsibilities

Senior management bears a special responsibility for promoting integrity throughout the Company. Furthermore, senior management has a responsibility to foster a culture throughout the Company as a whole that mandates the fair and timely reporting of the Company's results of operations and financial condition and other financial information.

Because of this special role, senior management is bound by the following senior management code of ethics, and by accepting the Code of Business Conduct and Ethics, each agrees that he or she will:

o perform his or her duties in an honest and ethical manner;

o address all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner;

o undertake all necessary actions to ensure complete, accurate, thorough, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications; and

o proactively encourage and provide an example of ethical behavior in the work environment.

9. Reporting Violations of Company Policies and Receipt of Complaints Regarding Financial Reporting or Accounting Issues

You should report any violation or suspected violation of this Code to the appropriate Company personnel or via the Company's anonymous and confidential reporting procedures.

The Company's efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code require that you promptly bring to the attention of the Disclosure Control Committee, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation of, this Code. You should report any suspected violations of the Company's financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Here are some approaches to handling your reporting obligations:

o In the event you believe a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred, or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to your supervisor, the Disclosure Control Committee or call the Company's confidential Compliance Hotline at (866) 311-9946. (If you are calling from the 860 area code, you should call 860-704-3951.) Supervisors or managers who receive any report of a suspected violation must report the matter to the Disclosure Control Committee.


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o If you have or receive notice of a complaint or concern regarding the
Company's financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, you must immediately advise your supervisor, or the Disclosure Control Committee.

If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

o Mail a description of the suspected violation or other complaint or concern to:

Diana Midolo
Zygo Corporation
Laurel Brook Road
Middlefield, CT 06455

or

o Call our toll free Compliance Hotline at (866) 311-9946 (860-704-3951 if you are calling from the 860 area code).

Other Guiding Principles

1. Use common sense and good judgment. Act in good faith. You should become familiar with and understand the requirements of this Code. If you become aware of a suspected violation, do not try to investigate it or resolve it on your own. Instead, promptly disclose the violation to the appropriate parties in order to assure a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as quickly as possible, since a delay may affect the results of an investigation. A violation of the Code, or of applicable laws and/or governmental regulations, is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly, and should not be made to embarrass someone, or put him or her in a false light. Reports of suspected violations always should be made in good faith.

2. Internal investigation. When an alleged violation of this Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in
Section 10 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

3. No fear of retaliation. It is the Company's policy that there will be no intentional retaliation against any person who provides truthful information to a company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a "need to know" basis. No retaliation will be taken against you by the Company for reporting alleged violations while acting in good faith. Similarly, if you believe you are being retaliated against, as a result of your having reported a suspected violation in good faith, you should immediately report that information to your supervisor or the Disclosure Control Committee.

10. Compliance Procedures

The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.


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The Code is based on the Company's core values, good business practices and applicable law. The existence of a Code, however, does not assure that officers, employees and directors will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to this Code must know and understand the Code as it applies to them and as it applies to others. You must promote the Code and assist others in knowing and understanding it.

o Compliance. You are expected to become familiar with and understand the requirements of this Code. Most importantly, you must comply with it.

o CEO Responsibility. The Company's Chief Executive Officer ("CEO") shall be responsible for ensuring that this Code is established and effectively communicated to all officers, employees and directors. Although the day-to-day compliance issues will be the responsibility of the Company's managers, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

o Corporate Compliance Management. The CEO shall choose a team of employees who will report to the CEO and be responsible for assuring that the Code becomes an integral part of the Company's culture (the "Disclosure Control Committee"). The current members of the Disclosure Control Committee are Diana Midolo, George Neale, Dom Rutigliano, Flemming Tinker and Mike Vehlies. The Company, in conjunction with our Board of Directors, periodically will review the individuals who comprise the Disclosure Control Committee and will notify, in writing, all officers, employees and directors of any changes to this Committee. The Disclosure Control Committee's charter is to assure communication, training, monitoring, and overall compliance with this Code. The Disclosure Control Committee, with the assistance and cooperation of the Company's officers, directors and managers, will foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations. The Company will maintain a confidential Compliance Hotline at (866) 311-9946 (860-704-3951 if calling from the 860 area code) which will be monitored by the Disclosure Control Committee. A record of all calls received on the Compliance Hotline will be maintained by the Disclosure Control Committee. The Disclosure Control Committee shall provide the Audit Committee, on a quarterly basis, a log of all calls to the Hotline, and a summary of all other communications expressing complaints or concerns received by the Disclosure Control Committee. To the extent any of these complaints or concerns relates to the Company's financial disclosures, accounting, internal controls and auditing matters, the Disclosure Control Committee will promptly inform the Chairman of the Audit Committee of any such matter.

o Internal Reporting of Violations. The Company's efforts to assure observance of, and adherence to, the goals and policies outlined in this Code mandate that all officers, employees and directors of the Company report suspected violations in accordance with Section 9 of this Code.

o Screening of Employees. The Company shall exercise due diligence when hiring and promoting employees and, in particular, when conducting an employment search for a position involving the exercise of substantial discretionary authority, such as a member of the executive team, a senior management position or an employee with financial management responsibilities. The Company will make reasonable inquiries into the background of each individual who is a candidate for such a position. All such inquiries shall be made in accordance with applicable law and good business practice.

o Access to the Code. The Company shall assure that employees, officers and directors may access this Code on the Company's web site. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information.


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o Monitoring. The officers of the Company shall be responsible to review the
Code with all of the Company's managers. In turn, the Company's managers with supervisory responsibilities should review the Code with their direct reports. Managers are the "go to" persons for employee questions and concerns relating to this Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to the Disclosure Control Committee. Managers will work with the Disclosure Control Committee in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code's policies and overall compliance with the Code and other related policies.

o Auditing. Resources selected by the Nominating and Corporate Governance Committee of the Board of Directors will be responsible for auditing the Company's compliance with the Code.

o Internal Investigation. When an alleged violation of the Code is reported, the Company will take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether an employee, a shareholder or other interested person regarding the Company's financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company's accounting or auditing, then the manager or investigator should immediately notify the Disclosure Control Committee and/or his or her Vice President or other corporate officer. If a suspected violation involves any director or executive officer, or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company's internal controls, the Manager, the Disclosure Control Committee or any person who received such report should immediately report the alleged violation to the Disclosure Control Committee, if appropriate, the Chief Executive Officer and/or Chief Financial Officer, and, in every such case, the Chairman of the Audit Committee of the Board of Directors. The Disclosure Control Committee or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation, and shall have an opportunity to provide a response to the investigator.

o Disciplinary Actions. Subject to the following sentence, the Disclosure Control Committee, after consultation with the Vice President of Human Resources and legal counsel, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company's policies and procedures for any employee who is found to have violated this Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be notified as to the expected appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. Any employee engaged in the exercise of substantial discretionary authority, including any Senior Officer, who is found to have engaged in a violation of law or unethical conduct in connection with the performance of his or her duties for the Company, shall be removed from his or her position and not assigned to any other position involving the exercise of substantial discretionary authority. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee's supervisor, if any, who directs or approves such employee's improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, the Company will bring any violations of law to the attention of appropriate law enforcement personnel.

o Retention of Reports and Complaints. All reports and complaints made to, or received by, the Disclosure Control Committee or the Chair of the Audit
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shall be logged into a record maintained for this purpose by the Disclosure
Control Committee and this record of such report shall be retained for not less than five (5) years.

o Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Disclosure Control Committee, after consultation with legal counsel, shall be responsible for complying with such reporting requirements.

o Corrective Actions. Subject to the following sentence, in the event of a violation of this Code, the manager and members of the Disclosure Control Committee should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be involved in the determination of appropriate remedial or corrective actions. Corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Any corrective action shall be documented, as appropriate.

11. Complete, Timely and Understandable Disclosure

It is of crucial importance that all disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company is full, fair, accurate, timely and understandable. You must take all steps available to aid the Company in these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company's preparation of its public reports and disclosure.

The Company's CEO and CFO are responsible for designing, establishing, implementing, reviewing and evaluating, on a quarterly basis, the effectiveness of the Company's disclosure controls and procedures (as such term is defined by applicable SEC rules). The Company's CEO, CFO, principal accounting officer or controller and persons performing similar functions, persons who meet the requirements of Item 406 of Regulation S-K, and such other Company officers as are designated from time to time by the Audit Committee of the Board of Directors, shall be deemed the Senior Officers of the Company. Senior Officers shall take all steps necessary and suitable to ensure that all disclosure in reports and documents filed with or submitted to the SEC, and all disclosure in other public communication made by the Company is full, fair, accurate, timely and understandable.

Senior Officers are also responsible for implementing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Generally Accepted Accounting Principles. The Senior Officers will take all necessary steps to ensure compliance with established accounting procedures, the Company's system of internal controls and Generally Accepted Accounting Principles. Senior Officers will make sure that the Company maintains and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. Senior Officers also will assure that the Company devises and implements a system of internal accounting controls sufficient to provide reasonable assurances that:

o transactions are executed with management's general or specific authorization;

o transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with Generally Accepted Accounting Principles or any other criteria applicable to such statements, and (b)


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to maintain accountability for assets;

o access to assets is permitted, and receipts and expenditures are made, only in accordance with management's general or specific authorization; and

o the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all to permit prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company's financial statements.

Any attempt to enter inaccurate or fraudulent information into the Company's accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

12. Publication of the Code of Business Conduct and Ethics; Amendments and
Waivers

The most current version of this Code will be posted and maintained on the Company's web site and filed as an exhibit to the Company's next succeeding Annual or Quarterly Report filed with the SEC. That Report shall disclose that the Code is maintained on the Company's web site and shall disclose that substantive amendments and waivers also will be posted on our web site.

Only substantive amendments relating to the specified elements of this Code of Business Conduct and Ethics must be disclosed. Any waiver of the Code for executive officers or directors may be made only by the Board of Directors or a Board Committee, and must be promptly disclosed to shareholders. Any amendment to the Code of Business Conduct and Ethics, or the approval of any waivers by the Board or Board Committee, will be disclosed within five (5) business days of such action (a) on the Company's web site for a period of not less than twelve
(12) months and (b) in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver. The Company will retain the disclosure relating to any such amendment or waiver for not less than five (5) years.

It is the Company's intention that this Code of Business Conduct and Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.


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